                                                                     EXHIBIT 5.1


                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                 August 13, 2002

Roadway Corporation
1077 Gorge Boulevard
Akron, Ohio 44130

              Re:  Nonemployee Directors' Equity and Deferred Compensation Plan
                   ------------------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Roadway Corporation, a Delaware corporation (the "Registrant"), in connection with the Nonemployee Directors' Equity and Deferred Compensation Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the shares of Common Stock, $0.01 par value per share (the "Common Stock"), that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with the Plan, and assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the shares of Common Stock to be issued or transferred and sold pursuant to the Plans under the Securities Act of 1933.

                                         Very truly yours,


                                         /s/ Jones, Day, Reavis & Pogue